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                                                                   Exhibit 10.39

                                                              Execution Original
                                                                           No. 2

                      AMENDED AND RESTATED LEASE AGREEMENT


                     INDUSTRIAL NATIONAL LEASING CORPORATION
                                                    Lessor


                                       and


                               BOSTON GAS COMPANY
                                                    Lessee


                           Dated as of April 30, 1999


There are two fully executed originals of this Amended and Restated Lease Agreement marked "Execution Original No. 1" and "Execution Original No. 2" in the top right hand corner hereof, each of which originals is fully enforceable by the parties hereto and their permitted successors and assigns, provided, however, that only "Execution Original No. 1" shall be considered "chattel paper" as defined in Chapter 106, Section 9-105(1)(b) of the Massachusetts General Laws, as amended from time to time.
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      AMENDED AND RESTATED LEASE AGREEMENT, dated as of April 30, 1999
("Lease"), between INDUSTRIAL NATIONAL LEASING CORPORATION, a Massachusetts corporation (herein, together with any corporation succeeding thereto by consolidation, merger or acquisition of its assets substantially as an entirety, called "Lessor"), having an address c/o Fleet Capital Corporation, 50 Kennedy Plaza, 5th Floor, Providence, Rhode Island 02903, and BOSTON GAS COMPANY, a Massachusetts corporation (herein, together with any corporation succeeding thereto by consolidation, merger or acquisition of its assets substantially as an entirety, called "Lessee"), having an address at One Beacon Street, Boston, Massachusetts 02108.

      The parties hereto hereby agree that this Amended and Restated Lease Agreement amends and restates in its entirety that certain Lease Agreement by and between the Lessor and Massachusetts LNG Incorporated, a Massachusetts corporation, and a wholly owned subsidiary of Lessee (herein "MLNG"), dated as of June 1, 1972, as supplemented or amended from time to time (the "1972 Lease Agreement"). The parties further agree that they are entering into this Lease to make certain substantive changes to the 1972 Lease Agreement and enter into a new lease term of fifteen (15) years from July 1, 1999 through June 30, 2014.

      1. Lease. In consideration of the rents to be paid and the covenants to be performed by Lessee pursuant hereto, Lessor leases to Lessee, and Lessee leases from Lessor, the property consisting of (i) the Lessor's interest under the Easement Agreements in the parcels of Land described in Schedule A hereto (collectively the "Land Parcels" and individually each a "Land Parcel"), (ii) the machinery, pipes, tanks, appliances, parts, instruments, valves, meters, connections and accessories and other equipment constituting the two liquefied natural gas facilities more particularly described in Schedule B hereto installed in, on, upon, under or over


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the Land Parcels (such machinery, pipes, tanks, appliances, parts, instruments, valves, meters, connections and accessories and other equipment herein, together with all repairs and replacements thereof and modifications thereto, called the "Equipment"), (iii) all foundations, dikes, pilings and buildings located on or in the Land Parcels, and (iv) all other easements, rights and appurtenances relating thereto.

      2. Certain Definitions. (a) The term "Approved Lien" means any lien on or security interest in the Leasehold Estates in connection with which the Lessee has consented in writing to an assignment of Lessor's rights under this Lease.

      (b) The term "Commonwealth Licenses" means the licenses issued by the Commonwealth of Massachusetts permitting the respective owners of the Lynn Land Parcel and the Salem Land Parcel to fill and build thereupon.

      (c) The term "Easement Agreements" means the Lynn Easement Agreement and the Salem Easement Agreement, collectively, and the term "Easement Agreement" means either of the Easement Agreements, individually.

      (d) The term "Ground Owner" means Lessee, as successor-in-interest to Lynn Gas Company, as grantor, under the Lynn Easement Agreement or MLNG, as grantor, under the Salem Easement Agreement, as the case may be, together with each such grantor's successors and assigns.

      (e) The term "Leased Properties" means the Lynn Leased Property and the Salem Leased Property, collectively, and the term "Leased Property" means either of the Leased Properties, individually.


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      (f) The term "Leasehold Estates" means the estate, right, title and interest of the Lessor in the Leased Properties, collectively, and the term "Leasehold Estate" means either of the Leasehold Estates, individually.

      (g) The term "Lessor's Cost" has the meaning set forth in Schedule C hereto.

      (h) The term "Lynn Easement Agreement" means the easement agreement dated as of June 1, 1972 between Lynn Gas Company and Lessor covering the Lynn Land Parcel, as amended by an Amendment to Declaration of Easement dated of even date herewith, the rights and obligations of Lynn Gas Company under such easement having been assumed by Lessee.

      (i) The term "Lynn Land Parcel" means the Land Parcel located in Lynn, Massachusetts.

      (j) The term "Lynn Leased Property" means the property described in clauses (i) through (iv) of paragraph 1 located in Lynn, Massachusetts, excluding the Lynn Liquefaction Equipment, unless the Lynn Liquefaction Equipment is expressly included for purposes of a particular term or provision of this Lease.

      (k) The term "Lynn Liquefaction Equipment" means that portion of the "Equipment" (as such term was defined in the 1972 Lease Agreement) located on the Lynn Land Parcel designed to convert (at a rate of 7.4 MMcf/day) pipeline natural gas into liquid suitable for storage in liquefied natural gas storage tanks, vessels, or carriers, including but not limited to, the liquefied natural gas storage tank located on the Lynn Land Parcel.

      (l) The term "Salem Easement Agreement" means the easement agreement dated as of October 17, 1972 between MLNG and Lessor covering the Salem Land Parcel, as amended by an Amendment to Declaration of Easement dated of even date herewith.


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      (m) The term "Salem Land Parcel" means the Land Parcel located in Salem,
Massachusetts.

      (n) The term "Salem Leased Property" means the property described in clauses (i) through (iv) in paragraph 1 located in Salem, Massachusetts.

      (o) The term "Stipulated Loss Value" has the meaning set forth in Schedule C hereto.

      3. Term. Subject to the provisions of this Lease, Lessee shall have and hold the Lynn Leased Property for a term beginning on June 1, 1972 and ending at midnight on June 30, 2014 and the Salem Leased Property for a term beginning on October 19, 1972 ("Second Closing Date") and ending at midnight on June 30, 2014.

      4. Rent. Lessee covenants to pay to Lessor, at Lessor's address as set forth above or at such other place or to such other person as Lessor may designate, as rent ("Rent") for the Leased Properties in immediately available funds (i) for the period commencing on the beginning date of the term of this Lease and ending June 30, 1972 with respect to the Lynn Leased Property an amount equal to 8.65% per annum of the Lessor's Cost of the Lynn Leased Property, on July 1, 1972, (ii) for the period beginning on July 1, 1972 and ending on December 31, 1972 with respect to the Lynn Leased Property an amount equal to 3.72820% (subject to adjustment as may be mutually agreed upon by the Lessor and the Lessee from time to time, provided, however, in no event shall such adjustment result in an amount less than $392,000.00) of Lessor's Cost of the Lynn Leased Property, on July 1, 1972, (iii) for the period commencing on the Second Closing Date and ending on December 31, 1972 with respect to the Salem Leased Property (in the event that this Lease shall be supplemented by a Lease Supplement to include the Salem Leased Property) an amount equal to 3.83355% (subject to adjustment as may be


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mutually agreed upon by the Lessor and the Lessee from time to time, provided, however, in no event shall such adjustment result in an amount less than $179,000.00) of Lessor's Cost of the Salem Leased Property less an amount for the period commencing July 1, 1972 and ending on the Second Closing Date equal to 8.25% per annum of the Lessor's Cost of the Salem Leased Property, on the Second Closing Date, (iv) for the period beginning January 1, 1973 and ending June 30, 1997 with respect to the Lynn Leased Property and (in the event that this Lease shall be supplemented by a Lease Supplement to include the Salem Leased Property) the Salem Leased Property an amount equal to 3.76053% (subject to adjustment as may be mutually agreed upon by the Lessor and the Lessee from time to time, provided, however, in no event shall any such adjustment result in the payment of any installment of Rent payable during the term of this Lease of less than $392,00.00 (in the event that this Lease shall not be supplemented by a Lease Supplement to include the Salem Leased Property) or $571,000.00 (in the event that the Lease shall be so supplemented)) of Lessor's Cost of the Lynn Leased Property, and (in the event that this Lease shall be supplemented by a Lease Supplement to include the Salem Leased Property) the Salem Leased Property in advance on January 1, 1973 and on the first day of each July and January thereafter to and including January 1, 1997, (v) for the period July 1, 1997 through June 30, 1999 the amount of $2,346,216, due and payable on the date hereof by Lessee (which amount, together with an additional payment of $1,500,000 from the Lessee is being paid to Lessor contemporaneously with the execution of this Lease, as additional consideration for Lessor's willingness to enter into an additional lease term of fifteen (15) years from July 1, 1999 through June 30, 2014 in accordance with the terms hereof, provided, however, that such amounts shall constitute an irrevocable payment by Lessee on the date of this Lease, and Lessee


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shall have no claim for any credit for such amounts if this Lease is terminated prior to June 30, 2014 pursuant to paragraphs 14, 15, 17 or 21 hereof), (vi) for the period July 1, 1999 through June 30, 2002, six (6) consecutive, equal, semi-annual installments of Rent in advance in the amount of $586,544 each, commencing with a semi-annual payment on July 1, 1999, and continuing on the first day of each July and January thereafter to and including January 1,2002, and (vii) for the period July 1, 2002 through June 30, 2014, twenty-four (24) consecutive, equal, semi-annual installments of Rent in advance in the amount of $792,000 each, commencing with a semi-annual payment on July 1, 2002, and continuing on the first day of each July and January thereafter to and including January 1, 2014 (collectively all of the foregoing dates for payment of Rent are referred to as "Rent Payment Dates"). Lessee agrees to pay, upon demand, interest of 9.25% per annum on all overdue installments of Rent, from the due date thereof until paid in full.

      5. Other Charges. Lessee covenants to pay when and as the same shall become due and payable without a penalty, all amounts which Lessee has herein assumed or agreed to pay and every fine, penalty, interest and cost which may be added thereto for non-payment or late payment thereof. Lessee may pay such amounts directly to the persons entitled thereto and Lessor agrees to give Lessee prompt notice of the receipt by Lessor of notice of the failure to make any such payment. In case of any failure by Lessee to pay any such amount, Lessor shall have all the same rights, powers and remedies provided for herein or by law as in the case of failure to pay Rent.

      6. Taxes; Compliance with Law. (a) Lessee shall, subject to the provisions of subparagraphs 6(b) and 20(b), pay, indemnify and hold harmless the Lessor against all taxes, assessments, fees, utility charges and rents, excises, levies, license fees, permit fees, inspection


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fees and other governmental and similar charges (herein called "Impositions"), general or special, ordinary or extraordinary, foreseen or unforeseen, of every character, which may be levied or assessed against, or imposed on or in respect of(i) the Leased Properties or the Leasehold Estates or any portion of either thereof, (ii) Rent or any other amounts payable by Lessee hereunder, (iii) this Lease or the Leasehold Estates hereby created, (iv) the possession, use or occupancy, installation, construction, maintenance, repair, renewal or modification of the Leased Properties or any portion thereof or (v) the gross receipts received by the Lessee from the Leased Properties or the earnings arising from the use or occupancy thereof, or which arise in respect of the use or occupancy of the Leased Properties or any part thereof. If any Imposition may be paid in installments, Lessee shall have the option to pay such Imposition in installments except that each installment thereof, and any interest thereon, must be paid prior to the expiration of the term of this Lease in effect on the date of such levy or assessment. Lessor shall send to Lessee all bills or other communications which it may receive with respect to the Impositions. Lessor agrees that it will assist Lessee, upon at least 10 days' written notice, in taking such lawful and reasonable steps, as may be proposed by Lessee, at Lessee's cost and expense, to minimize the Impositions which are payable by Lessee pursuant to this paragraph 6. All Impositions for the tax year in which this Lease shall terminate or expire shall be apportioned between Lessor and Lessee and the obligation of Lessee to pay the portion of the Impositions allocated to the Lessee shall survive the expiration or earlier termination of this Lease.

      (b) Nothing in this paragraph 6 shall require the payment by Lessee of (i) any franchise, corporate, estate, inheritance, succession, transfer, income, profits or revenue taxes of Lessor, unless such tax is in lieu of or a substitute for any other tax or assessment upon or with


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respect to the Leased Properties which, if such other tax or assessment were in effect, would be payable by Lessee hereunder, except that, the net extra Massachusetts tax cost payable by Lessor in any fiscal year (based upon tax statutes in effect with respect to such fiscal year) by reason of the fact that Lessor is a corporation rather than a Massachusetts trust with transferable shares will be paid by Lessee or (ii) any sales taxes incurred as a result of any sale of the Leased Properties (except any sale to Lessee), the Leasehold Estates or any portion of either thereof by Lessor.

      (c) Subject to the provisions of subparagraph 20(b), Lessee shall (i) cause the Leased Properties to comply with all applicable legal requirements, including any which require structural or extraordinary changes, and (ii) procure, maintain and comply with all permits, licenses and other authorizations required for any use of the Leased Properties or any part thereof then being made, and for the proper erection, installation, operation and maintenance of any building, structure or other improvement on the Leased Properties or any part thereof, and comply with any instruments of record at the time in force during the term of this Lease affecting the Leased Properties or any part thereof. Lessor agrees to cooperate at the expense of the Lessee in making all such filings or in taking such other steps as may be required on the part of Lessor to comply with all such legal requirements.

      (d) Lessee shall furnish to Lessor, within 30 days after demand by Lessor, proof of the payment of any Imposition payable by Lessee pursuant to this paragraph 6.

      7. Net Lease: No Counterclaim or Abatement. (a) This is a net lease, and the Rent and all other sums payable by Lessee hereunder shall, except as otherwise expressly provided in this Lease, be paid without counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction, provided that, without in any way limiting the


                                       9
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foregoing, this provision shall not constitute a waiver of any other rights
Lessee may have by law.

      (b) Except as otherwise expressly provided in this Lease, this Lease shall not terminate, nor shall Lessee have any right to terminate this Lease or to be released, relieved or discharged from any obligations or liabilities under this Lease for any reason, including, without limitations: (i) any damage to or destruction, theft or loss of all or part of either Leased Property; (ii) any confiscation, condemnation, requisition or other taking of all or part of either Leased Property; (iii) any limitation, restriction, deprivation (including eviction) or prevention of, or any interference with, any use or possession of all or part of either Leased Property; (iv) Lessee's acquisition of ownership of all or part of either Leased Property or either Leasehold Estate; (v) any default or other action, omission or breach by Lessor under this Lease or any other agreement to which Lessor and Lessee may be parties; (vi) any claim as a result of any other business dealings of Lessor and Lessee; (vii) the breach of any warranty of any seller or any manufacturer of any Equipment; (viii) the expiration or termination of or any default under either Easement Agreement;
(ix) the inadequacy, incorrectness or failure of the description of either Leased Property or any portion thereof to demise and let the property intended to be so leased hereby; (x) the impossibility of performance by Lessor or Lessee or both; (xi) any action or threatened or pending action of any court, administrative agency or other governmental authority; (xii) any defect or failure in Lessor's title to or ownership of the Leased Properties; (xiii) the dismantling and disposal of the Lynn Liquefaction Equipment as contemplated by subparagraph 8(d) hereof; or (xiv) any other cause, whether similar or dissimilar to the foregoing, any present or future law to the contrary notwithstanding, it being the intention of the parties


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hereto that the Rent, and all other sums payable by Lessee hereunder shall be payable in all events and that the obligations of Lessee hereunder shall be separate and independent covenants and shall continue unaffected unless otherwise expressly provided in this Lease, provided that, without in any way limiting the foregoing, this provision shall not constitute a waiver of any other rights Lessee may have by law.

      (c) Lessee covenants that it will remain obligated under this Lease in accordance with its terms and will take no action (except in accordance with the provisions of paragraphs 14, 15, 17 and 18 of this Lease) to terminate, rescind or avoid this Lease for any reason, notwithstanding the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceeding affecting Lessor or either Ground Owner or any assignee of any of them or any action which may be taken with respect to this Lease by any trustee or receiver of Lessor or either Ground Owner or of any assignee of any of them, or by any court, provided that, without in any way limiting the foregoing, this provision shall not constitute a waiver of any other rights Lessee may have by law. Except as expressly provided herein, Lessee waives all rights which may at any time exist to quit, terminate or surrender this Lease or all or part of either Leased Property or to any abatement, deferment, diminution or reduction of the Rent or other sums payable under this Lease, provided that, without in any way limiting the foregoing, this provision shall not constitute a waiver of any other rights Lessee may have by law.

      8. Title and Condition of Leased Properties. (a) The properties described in clauses (i), (iii) and (iv) of paragraph 1 located in Lynn, Massachusetts and Salem, Massachusetts and constituting part of the Lynn Leased Property and Salem Leased Property, respectively, are leased subject to (i) the rights of any parties in possession, and the existing state of the title as of


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the commencement of the term of this Lease, (ii) all applicable legal requirements hereafter in effect and (iii) all the terms and conditions of the Easement Agreements, without representation or warranty by Lessor. Lessee has examined the title to the Land Parcels and has found the same satisfactory. All rights, powers and privileges granted to Lessee under this Lease are subject to the provisions of the Easement Agreements, and no such right, power or privilege may be exercised or enjoyed by Lessee, and no provision or condition of this Lease shall be operative, if and to the extent that such exercise or enjoyment would not be permitted by, or would violate any provision of, the Easement Agreements.

      (b) Lessee acknowledges, as of the date hereof with respect to each Leased Property, delivery of possession of the Equipment constituting a portion of such Leased Property to it and its acceptance and possession thereof hereunder. Lessor makes no warranty or representation, express or implied or otherwise, in respect of such Equipment. The Equipment is leased "as is" and Lessor does not warrant that such Equipment is of merchantable quality or that it is fit for any particular purpose. Lessee acknowledges that as of the date hereof it has examined such Equipment and Lessor's title thereto and has found that same satisfactory. So long as this Lease shall be in effect and no Event of Default shall have occurred and be continuing, Lessor agrees that Lessee shall have the right to enforce all warranties of the manufacturers of such Equipment and any claims which Lessor may have against such manufacturers with respect to such Equipment. Without in any way limiting the foregoing provision which indicates that the Equipment is leased "as is", Lessor hereby acknowledges to Lessee that, based solely on Lessor's actual knowledge, the Equipment (other than the Lynn Liquefaction Equipment) is, as of the date of this Lease, in the condition required under paragraph 10 of this Lease. The foregoing sentence


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relates to the condition of the Equipment (other than the Lynn Liquefaction
Equipment) as of the date of this Lease and shall not in any way limit Lessor's ability to notify Lessee of the occurrence of an Event of Default and enforce its remedies under this Lease if the Equipment (other than the Lynn Liquefaction Equipment) is not maintained as required under paragraph 10 hereof after the date of this Lease.

      (c) Title to the Equipment shall at all times remain in Lessor and at no time shall title to the Equipment become vested in Lessee, except in accordance with the provisions hereof. This is a lease only, and shall not give Lessee any estate, right, title or interest in or to the Equipment, except the right to use the same in accordance with the provisions hereof.

      (d) Lessee has requested that Lessor permit Lessee to dismantle and dispose of the Lynn Liquefaction Equipment. Lessor hereby consents to Lessee's dismantling and disposal of the Lynn Liquefaction Equipment subject however to all of the terms and provisions of this subparagraph 8(d), the terms and provisions of paragraph 18 hereof if Lessee exercises its end of term purchase option, and the terms and provisions of paragraph 25 hereof if Lessee elects to surrender the Leased Properties to Lessor at the end of the term of this Lease. In furtherance of the foregoing, Lessor and Lessee agree that within 120 days after the date of this Lease, Lessee at its sole cost and expense, shall arrange for the dismantling and disposal of the Lynn Liquefaction Equipment, such dismantling and disposal to be completed as promptly as possible and in accordance with all governmental requirements and consistent with prudent industry practices. In order to induce Lessor to consent to Lessee's dismantling and disposal of the Lynn Liquefaction Equipment, Lessee hereby agrees to indemnify Lessor from any and all liabilities incurred, or for which a claim is made against Lessor, in connection with the dismantling and


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disposal of the Lynn Liquefaction Equipment, including, by way of illustration and without limitation, any and all Impositions, environmental claims or personal injury claims. The costs and expenses incurred by Lessee in dismantling and disposing of the Lynn Liquefaction Equipment will be the sole responsibility of Lessee and will be paid promptly by Lessee. The net salvage proceeds, if any, from the dismantling and disposal of the Lynn Liquefaction Equipment will be retained by Lessee. Lessor has agreed to allow Lessee to dismantle and dispose of the Lynn Liquefaction Equipment with the express understanding that Lessor's willingness to permit such dismantling and disposal shall in no way limit or adversely effect: (a) Lessor's claim for the payment of a Return Adjustment Amount, if any, as calculated under paragraph 25 hereof if the Leased Properties are surrendered to Lessor at the end of the term of this Lease; or (b) Lessor's right to determination of the fair market sales value of the Leased Properties under paragraph 18 hereof as if the Lynn Liquefaction Equipment was existing on the Lynn Land Parcel and maintained in good operating order at the time the purchase option is exercised. Until such time as the Lynn Liquefaction Equipment is dismantled, disposed of and removed from the Lynn Land Parcel, the Lynn Liquefaction Equipment will be deemed to be part of the Leased Properties for purposes of paragraphs 12, 14, 15 and 16 hereof, and Lessor shall be entitled to receive any net condemnation or net insurance proceeds arising out of a condemnation or casualty involving the Lynn Liquefaction Equipment. Further, Lessee agrees and acknowledges that the Lynn Liquefaction Equipment will be deemed to be part of the Leased Properties for purposes of paragraphs 6 and 13 of this Lease for all claims or liabilities which accrue, arise or in any way relate to the period prior to the dismantling and disposal of the Lynn Liquefaction Equipment.


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      9. Use of Leased Properties. (a) Lessee may occupy and use the Leased
Properties or either of them for any lawful purpose. Lessee may at any time discontinue the use of the Leased Properties or either of them provided that Lessee complies with the provisions of paragraph 10.

      (b) Lessor does not make any representations concerning title to the Leased Properties, and the failure of Lessor's title to all or any part of the Leased Properties shall not diminish the Rent, additional rent or any other sums required to be paid by Lessee hereunder.

      (c) If and so long as Lessee shall observe and perform all covenants, agreements and obligations required by it to be observed and performed hereunder, any mortgage, security interest or other lien placed on either Leased Property by Lessor shall be subject to this Lease and the rights of Lessee hereunder.

      10. Maintenance, Modifications and Additions. (a) Lessee will maintain the Leased Properties in good operating condition and will make all necessary repairs, replacements and renewals thereof, whether ordinary or extraordinary, foreseen or unforeseen. Lessee shall be entitled to the salvage value, if any, of any items of Equipment which have been replaced pursuant to this paragraph in connection therewith. Lessor shall not be required to make any repairs, replacements or renewals whatsoever of the Leased Properties. All repairs, replacements and renewals of the Leased Properties shall be the property of Lessor and constitute part of the applicable Leased Property for all purposes of this Lease, shall be made in a good and workmanlike manner and in compliance with all applicable legal requirements and insurance policies and shall be free and clear of all liens and encumbrances except any Approved Lien.


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      (b) Lessee may make modifications of and additions to either Leased
Property or any part thereof, provided that the value of such Leased Property shall not be materially impaired thereby and such Leased Property may be operated without impairment (and all service contracts with customers fulfilled) independent of any such addition. All modifications of a Leased Property shall be the property of Lessor and shall constitute part of such Leased Property for all purposes of this Lease. All additions to a Leased Property shall be the property of the owner thereof and shall not become property of Lessor or constitute part of such Leased Property. All modifications and additions shall be made in good and workmanlike manner and in compliance with all applicable legal requirements and insurance policies and all modifications shall be free and clear of all liens and encumbrances (except any Approved Lien).

      (c) Lessee may install, place or erect upon the Leased Properties any machinery, furniture, trade fixtures or other personal property, and all such personal property (but not property which is or shall become the property of Lessor pursuant to subparagraph 10(a) or 10(b)), installed, placed or erected on the Leased Properties by Lessee (including any additions to the Leased Properties), whether or not attached to a Leased Property, may be removed by Lessee or the owner thereof at any time, and all such property shall be and remain the property of the owner thereof and shall not become the property of Lessor or part of such Leased Property; provided, that in removing any such property, Lessee or such owner shall repair all damage caused by such removal and restore such Leased Property to good condition and provided further, that the fair market value of such Leased Property will not be thereby lessened and such removal will not impair the operation of such Leased Property. Lessee or the owner of such personal property may encumber such personal property at any time and from time to time, and


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Lessor, at the request of Lessee and at Lessee's expense, will from time to time execute and deliver, or use its best efforts to cause to be executed and delivered, to the holder or holders of any such encumbrance any instrument reasonably requested by Lessee or any such holder which has the legal effect of(i) waiving any right or claim of Lessor or the holder of any mortgage or other encumbrance created by Lessor in and to such personal property and (ii) permitting the holder or holders of such encumbrance to enter upon the Leased Property for the purpose of removing such personal property in accordance with the terms of this Lease or protecting its interest in such property. The provisions of this subparagraph 10(c) shall survive the expiration or earlier termination of this Lease.

      11. Equipment to Remain Personal Property. The parties agree that the Equipment is personal property, and that at no time shall the Equipment become a part of any real estate or a fixture thereto or thereon and the Equipment shall remain personal property notwithstanding any law or custom or the provisions of any lease, mortgage, deed to secure debt, security agreement or other instrument applicable to such real estate.

      12. Liens. Subject to the provisions of subparagraph 20(b), Lessee will remove and discharge all liens, encumbrances and charges upon the Leased Properties other than this Lease, the Easement Agreements, or any lien, encumbrance or charge existing on the date of execution and delivery of this Lease or created by, or resulting from, any act or omission of Lessor or any person claiming by or through Lessor.

      13. Indemnification by Lessee. (a) Lessee covenants to pay, and to protect, indemnify and hold Lessor harmless from and against, all liabilities, losses, damages, costs, expenses (including, without limitation, attorneys' fees and expenses), claims, demands or


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judgments arising from (i) injury to or the death of any person or damage to property on, or growing out of or connected with the occupancy, use or condition of, either Leased Property, (ii) violation of any provisions of this Lease,
(iii) violation by Lessee of any contract or agreement to which Lessee is a party or of any restriction or legal requirement, in each case affecting either Leased Property or the ownership, occupancy or use thereof, or (iv) any contest permitted by subparagraph 20(b). The obligations and liabilities of Lessee under this subparagraph 13(a), actual or contingent, which arise on or before the expiration or earlier termination of this Lease, shall survive the expiration or earlier termination of this Lease.

      (b) Lessor shall notify Lessee in writing within 20 days after Lessor shall have received notice of any claim against Lessor in respect of which such indemnity may be sought. The omission of Lessor so to notify Lessee of any such claim shall relieve Lessee from any liability which it may have to Lessor on account of the indemnity agreement contained in this paragraph 13 (unless Lessee shall have had actual knowledge of such claim within or prior to such 20 day period) but only if Lessor shall have actually received notice of such claim, and, if Lessor shall have received notice of such claim, only to the extent that such failure to notify Lessee shall adversely affect Lessee's rights with respect to such claim. In case any such claim shall be made against Lessor, Lessee shall be entitled to participate in (and, to the extent that it shall wish, to direct) the investigation of or defense against such claim, or both, at Lessee's own expense. The agreement contained in this paragraph 13 covers only costs, expenses, claims, losses, damages or liabilities to which Lessor, either Leased Property or either Leasehold Estate may become subject by virtue of applicable law; and it does not cover any situation where the cost, expense, loss, claim, damage or liability results from any consent or admission on the part of Lessor or a voluntary payment or settlement by Lessor without written consent of Lessee. Notice by publication or filing shall not, for purposes of this subparagraph 13(b), be deemed to constitute actual receipt of notice by Lessor. Lessor agrees, at the request and expense of Lessee, to cooperate in the making of the investigation and defense of any claim and to assert any or all of the rights and privileges and defenses which may be available to Lessor.

      14. Condemnation. (a) Subject to the rights of Lessee hereinafter set forth in this paragraph 14, Lessee hereby assigns to Lessor any award to which Lessee may become entitled by reason of any condemnation, requisition or other taking of either Leased Property or any portion thereof by any governmental authority. Lessee may, subject to the approval of Lessor, appear on behalf of Lessor in any such proceedings to negotiate, accept, file and prosecute any claim for any such award, and to collect and receipt for any such award. Notwithstanding any other provision of this paragraph 14, awards referred to in this paragraph 14 for which a specific application is provided in the Easement Agreement relating to such Leased Property (other than a payment over to the grantee thereunder) shall be applied as herein provided. Lessee shall pay all fees, costs and other expenses which may become payable as a result of or in connection with the subject matter of this paragraph 14. The entire award, if any, less any expenses incurred by Lessor in collecting such award is herein called the "Net Award."

      (b) If (i) the Leased Properties, or either of them (the "Taken Property") or any portion thereof is condemned or taken or permanently requisitioned, in or by condemnation or other action of a governmental authority, or any governmental authority issues any order or decree requiring the termination of the operations then being conducted by Lessee on the Taken Property, or (ii) less than the entire Taken Property shall have been so condemned, taken or requisitioned or the operations then being conducted by Lessee thereon shall have been so ordered to be reduced and Lessee shall determine that the Taken Property as a result thereof is unsuitable for continued use in the business operations of Lessee, then Lessee shall, within 120 days after such occurrence, give notice to Lessor of Lessee's intention to either terminate this Lease with respect to the Taken Property only or to terminate this Lease in its entirety. Such notice shall (i) specify a termination date occurring at least 60 days after the date on which such notice is given, (ii) contain a certification by the president or a vice president of Lessee that the conditions precedent to such termination have occurred, and (iii) contain the irrevocable offer of Lessee to purchase the Leasehold Estate with respect to the Taken Property or both Leasehold Estates, as the case may be, and the Net Award, if any, on such termination date, at the purchase price therefor determined, subject to the provisions of paragraph 17 to be the Stipulated Loss Value in accordance with Schedule C. If Lessor shall reject such offer to purchase by notice given to Lessee not later than the 40th day prior to such termination date, this Lease shall terminate as to the Leased Property with respect to the Taken Property or in its entirety as the case may be, on such termination date, except with respect to obligations and liabilities of Lessee under this Lease, actual or contingent, which have arisen on or prior to such date. The failure by Lessor to accept or reject such offer on or before the 40th day prior to such termination date shall constitute the acceptance by Lessor of such offer. Upon any partial termination of this Lease, Lessor will execute any instruments deemed necessary by Lessee to evidence such partial termination. If Lessor shall have accepted such offer to purchase, Lessor shall, on such termination date, transfer and convey the remaining portion of the Leasehold Estate with respect to the Taken Property or both Leasehold Estates, as the case may be, if any, to Lessee or its designee upon the terms and provisions of paragraph 17, and Lessor shall assign to Lessee or its designee all of its right, title and interest in and to the Net Award, against payment by Lessee of the purchase price therefor as set forth above, together with all installments of Rent payable up to and including the day prior to such termination date and all other sums then due and payable under this Lease to and including such termination date. In the event of the partial or entire termination of this Lease pursuant to this subparagraph (b), and if Lessee shall have purchased the Leasehold Estate with respect to the Taken Property or both Leasehold Estates, as the case may be, pursuant to this subparagraph (b) and Lessor shall have received the said purchase price therefor, Lessee or its designee shall be entitled to the entire Net Award. In the event of the termination of this Lease pursuant to this subparagraph (b), and if Lessee shall not have purchased the Leasehold Estate with respect to the Taken Property or both Leasehold Estates, as the case may be, pursuant to this subparagraph (b), Lessor shall be entitled to the entire Net Award.

      (c) Upon any temporary requisition of the Taken Property or after any other occurrence of the character described in subparagraph 14(a), if Lessee shall not be required by subparagraph 14(b) to give notice of termination or if Lessee does not make a determination of the character referred to in subparagraph 14(b) within the time permitted by subparagraph 14(b), then (i) this Lease shall continue in effect without abatement of any Rent or other amounts payable by Lessee hereunder and (ii) Lessee shall, promptly after any such occurrence (A) repair and restore the Taken Property in conformity with the requirements of paragraph 10, to the extent necessary and practicable to restore the Taken Property to the condition and market value thereof immediately prior to such occurrence, subject (in the case of a temporary requisition) to ordinary wear and tear, or (B) with respect to the Equipment, replace any condemned, requisitioned or taken Equipment with other equipment of similar type having a fair market value and estimated useful life of not less than that of the replaced Equipment immediately prior to such occurrence. Lessee shall be entitled to receive the Net Award payable in connection with any such taking, but such payment shall be made only against certificates of Lessee, signed by the president or a vice president of Lessee, delivered to Lessor from time to time as such repair, restoration and replacement progresses or is completed, each such certificate (i) describing such repair, restoration and replacement for which Lessee is requesting payment, (ii) the cost incurred by Lessee in connection therewith, (iii) stating that Lessee had not theretofore received payment for such repair, restoration and replacement and (iv) stating that as of the date thereof there does not exist an Event of Default or any event which but for the further requirement that notice be given or time elapse, or both, would constitute an Event of Default. If there shall have been a temporary requisition, or if any other occurrence described in this subparagraph 14(c) shall have happened, any proceeds of such Award remaining after the final payment has been made for such repair, restoration and replacement shall be retained by Lessor and Lessor shall promptly notify Lessee of the amount of such remaining proceeds, and thereafter (i) the Stipulated Loss Value Schedule for the Taken Property shall be recalculated and reduced by the amount of such proceeds so retained by Lessor and (ii) each installment of Rent payable during the term of this Lease on and after the first Rent Payment Date occurring six months or more after the notification by Lessee to Lessor of the completion of such repair, restoration or replacement shall be reduced by an amount determined by multiplying the Rent by a fraction, the numerator of which fraction shall be the amount of such proceeds so retained by Lessor and the denominator of such fraction shall be the Stipulated Loss Value of both Leasehold Estates on the date of such final payment immediately prior to giving effect to said recalculation and reduction of the Stipulated Loss Value Schedule. If the cost of any repairs required to be made by Lessee pursuant to this subparagraph 14(c) shall exceed the amount of such Net Award, the deficiency shall be paid by Lessee. Pending the disbursement of the Net Award the same shall, if Lessee so elects, be invested and reinvested in (i) obligations issued or guaranteed by the United States or by any person acting as an instrumentality of the United States, provided that such obligations are rated for investment purposes at not less than "A" by Moody's Investors Service or Standard & Poor's Corp., (ii) commercial or finance company paper that is rated "prime" by the National Credit Office; (iii) bankers acceptances drawn on and accepted by, or certificates of deposit issued by, any bank or trust company having total assets in excess of $25,000,000; or (iv) repurchase agreements fully secured by any of the foregoing. Such investments shall be made by Lessor as directed and designated by Lessee and approved by Lessor, which approval shall not be unreasonably withheld. Income from such investments shall become part of the Net Award.

      (d) For the purposes of this Lease, all amounts payable pursuant to any agreement with any condemning authority which has been made in settlement of or under threat of any condemnation or other eminent domain proceedings affecting the Leased Property shall be deemed to constitute an award made in such proceeding.

      15. Casualty. (a) If the Leased Properties or either of them (the "Damaged Property") or any part thereof shall be damaged or destroyed by fire or other casualty, and if the estimated cost of restoring, replacing and repairing the same shall exceed $50,000, Lessee shall promptly notify Lessor thereof. Lessee may, subject, in the event such estimated cost of restoring, replacing and repairing shall exceed $50,000, to the approval of the Lessor, appear on behalf of Lessor to negotiate, accept, file and prosecute any claim for any insurance proceeds or other payment, and to collect and receipt for any such proceeds or payment, provided that Lessor may at its discretion, but at the cost and expense of Lessee, join in any such claim.

      (b) Without limiting the foregoing, if (i) the Damaged Property is totally or substantially damaged or destroyed due to fire or other casualty and (ii) Lessee shall determine that the Damaged Property is unsuitable for continued use in the business operations of Lessee, then Lessee shall give notice to Lessor, within 120 days after the occurrence of such damage or destruction, of Lessee's intention to either terminate this Lease with respect to the Damaged Property only or to terminate this Lease in its entirety. Such notice shall (i) specify a termination date occurring at least 60 days after the giving of such notice by Lessee, (ii) contain a certification by the president or a vice president of Lessee that the conditions precedent to such termination have occurred, (iii) contain the irrevocable offer of Lessee to purchase the Leasehold Estate with respect to the Damaged Property or both Leasehold Estates, as the case may be, on such termination date at a purchase price which shall equal the Stipulated Loss Value thereof determined, subject to the provisions of paragraph 17, in accordance with Schedule C. If Lessor shall reject such offer to purchase by notice given to Lessee not later than the 40th day prior to such termination date, this Lease shall terminate as to the Leased Property with respect to the Damaged Property or in its entirety, as the case may be, on such termination date, except with respect to obligations and liabilities of Lessee under this Lease, actual or contingent, which have arisen on or prior to such date. The failure by Lessor to accept or reject such offer on or before the 40th day prior to such termination date shall constitute the acceptance by Lessor of such offer. Upon any partial termination of this Lease, Lessor will execute any instruments deemed necessary by Lessee to evidence such partial termination. If Lessor shall have accepted such offer to purchase, Lessor shall, on such termination date, transfer and convey the Leasehold Estate with respect to the Damaged Property or both Leasehold Estates, as the case may be, and pay over or assign all rights to receive the proceeds of any insurance payable in connection with such damage or destruction to Lessee or its designee upon the terms and provisions set forth in paragraph 17, against payment by Lessee of the purchase price therefor as set forth above, together with all installments of Rent payable up to and including the day prior to such termination date and all other sums then due and payable under this Lease to and including such termination date.

      (c) If Lessee shall not be required by subparagraph 15(b) to give notice of termination or if Lessee does not make a determination of the character referred to in subparagraph 15(b) within the time permitted by subparagraph 15(b), then (i) this Lease shall continue in effect without abatement of any Rent or other amounts payable by Lessee hereunder, and (ii) Lessee shall, promptly after any such occurrence (A) repair and restore the Damaged Property in conformity with the requirements of paragraph 10, to the extent necessary and practicable to restore the Damaged Property to the condition and market value thereof immediately prior to such occurrence and (B) with respect to the Equipment, replace any damaged or destroyed Equipment with other equipment of similar type having a fair market value and estimated useful life of not less than that of the replaced Equipment immediately prior to such occurrence. If the entire amount of any insurance proceeds payable as a result of any damage or destruction shall not exceed $50,000, then such proceeds shall be payable to the Lessee. If the entire amount of designated by Lessee and approved by Lessor, which approval shall not be unreasonably withheld. Income from such investments shall become part of such insurance proceeds.

      16. Insurance. (a) Lessee will, at its cost and expense, maintain insurance of the following character:

            (i) insurance against loss by fire and lightning and insurance against risks customarily covered by extended coverage endorsements in amount sufficient to prevent Lessor or Lessee from becoming a co-insurer of any loss under the applicable policies, but in any event in amounts not less than, as determined from time to time, the sum of the Stipulated Loss Value of each Leasehold Estate;

            (ii) General public liability insurance in an amount and of such types then being carried by companies owning properties similar to each Leased Property, but in any event at least

      personal injury      $100,000 each individual
                           $100,000 each occurrence

      property damage      $1,000,000 each occurrence

      excess coverage      $10,000,000
      of above

provided that, so long as Lessee is, directly or indirectly, a wholly-owned subsidiary of New England Electric System, Lessee will, at its own cost and expense, maintain in addition thereto insurance on each Leased Property of such other type or types and/or in such greater amount or amounts as are maintained on each Leased Property on the date of the commencement of the term of this Lease. Such insurance shall be written by companies of recognized financial standing which are authorized to do an insurance business in Massachusetts. Such insurance shall name as the insured parties thereunder Lessor and Lessee as their interests may appear.

      (b) Every insurance policy maintained pursuant to this paragraph 16 shall bear an endorsement in favor of Lessor and loss proceeds under any such policy shall be made payable to

Lessor. Every such policy shall provide that the issuer thereof waives all rights of subrogation against Lessor, any Ground Owner and such holder; that 10 days' prior written notice of cancellation shall be given to such holder and that such insurance, as to the interest of such holder, shall not be invalidated by an act or neglect of Lessor, Lessee or any Ground Owner, nor by any foreclosure or any other proceedings or notices thereof relating to either Leased Property, nor by any change in the title or ownership of either Leased Property, nor by occupation of either Leased Property for purposes more hazardous than are permitted by such policy.

      (c) Lessee shall deliver to Lessor, promptly after execution and delivery of this Lease, original or duplicate policies, or certificates of insurers, evidencing all the insurance which is then required to be maintained by Lessee, and Lessee shall, not later than 30 days prior to the expiration of any such insurance, deliver other original or duplicate policies or certificates of the insurers evidencing the renewal of such insurance.

      (d) Lessee shall not obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required in this paragraph 16 to be furnished by Lessee unless Lessor is included therein as a named insured, with loss payable as in this Lease provided. Lessee shall immediately notify Lessor whenever any such separate insurance is obtained and shall deliver to Lessor the policy or policies or certificates evidencing the same.

      17. Purchase by Lessee. (a) In the event of the purchase of either or both Leasehold Estates and any Net Award by Lessee pursuant to any provision of this Lease, Lessor, shall not be obligated to give any better title thereto than existed at the commencement of the term of this Lease, (excluding any title to the Lynn Liquefaction Equipment) and Lessee shall accept such title, subject, however, to all liens, encumbrances, charges, exceptions and restrictions attaching thereto after the commencement of the term of this Lease which have not been created by any act or omission of Lessor or any person claiming by or through Lessor, and to all applicable laws, rules, regulations, ordinances and restrictions then in effect, but free of the Approved Lien and any other lien created by act of the Lessor.

      (b) On the date fixed for the purchase of either or both Leasehold Estates and any Net Award by Lessee pursuant to any provision of this Lease, Lessee shall pay to Lessor, in lawful money of the United States, at its address for purposes of this Lease or at any other place in the United States designated by Lessor, the purchase price therefor provided for herein, any Rent then due and unpaid and all other sums then payable by Lessee pursuant to this Lease (including amounts due to Lessor, if any, for any portion of the then calendar year for the period from January 1 of such year to the date of purchase of either or both Leasehold Estates pursuant to any provision of this Lease, in connection with the subleasing or any comparable transaction of the Leased Properties, as contemplated by paragraph 26 hereof, herein the "Partial Year Payment"), and furnish to the Lessor the certificate of the Lessee described in paragraph 23 hereof, and Lessor shall thereupon deliver to Lessee a bill of sale and other appropriate instrument or instruments of transfer, assignment and conveyance, with covenants against acts of Lessor, which shall transfer and convey the title described in subparagraph 17(a). If the Partial Year Payment cannot be calculated with certainty on the date fixed for purchase, Lessee shall pay Lessor 100% of the estimated amount of the Partial Year Payment on the date fixed for purchase, which estimate shall be based on the best available information (including actual available data and projections). Within 30 days after the date fixed for purchase, Lessee agrees to provide Lessor with final data on which the Partial Year Payment can be calculated with certainty, and the parties hereto agree to make a final adjustment to the Partial Year Payment based on such final data. All documents conveying title to Lessee will be held by Lessor until the estimated or actual (if practicable) Partial Year Payment and all other amounts set forth herein are paid to Lessor. Lessee shall also pay all charges incident to such transfer, assignment and conveyance, including all recording fees, title insurance premiums and federal, state and local taxes (other than income, excess profits or franchise taxes attributable to any gain realized by Lessor upon such transfer). Upon completion of such purchase, but not prior thereto (regardless of the reason for any delay or inability to complete such purchase which may occur in consummating such purchase and whether or not such delay is due to the fault of Lessor or the inability to transfer, assign and convey such title; provided, that if any such delay occurs, the purchase, price payable by Lessee shall be computed as of the actual date of such purchase), this Lease shall terminate with respect to the Leasehold Estate or Leasehold Estates, as the case may be, so purchased.

      (c) In the event that the Lease shall be terminated as to either of the Leased Properties in accordance with paragraph 14 or 15 or subparagraph 17(f) each installment of Rent payable after such termination shall be an amount equal to (a) in the case of the termination of the Lease as to the Lynn Leased Property, 47.28704% of the applicable installments of Rent specified in subparagraphs (vi) and (vii) of paragraph 4 hereof or (b) in the case of the termination of the Lease as to the Salem Leased Property, 52.71296% of the applicable installments of Rent specified in subparagraphs (vi) and (vii) of paragraph 4 hereof.

      (d) If Lessee shall have any claim against Lessor, Lessee may offset such claim against that portion of such purchase price which exceeds the necessary payment or prepayment, as the case may be, and premiums, if any, of all Approved Liens, provided, that nothing in this subparagraph 17(d) shall in any way interfere with the payment of any Approved Lien. The amount of such claim shall be an amount mutually agreed upon by the Lessor and Lessee.

      (e) Lessor does not make any representations concerning title to the Leased Properties or the validity, effectiveness or continuing effectiveness of the Commonwealth Licenses.

      (f) If Lessee determines that the costs which it will incur in making any modifications, alterations or additions ("Modifications") to the Leased Properties in accordance with subparagraph 6(c) (expressly excluding any costs or expenses incurred in dismantling and disposing of the Lynn Liquefaction Equipment pursuant to subparagraph 8(d)) after April 30, 1999, will exceed $7,000,000, then the Lessee may, upon 50 days' written notice made before the Lessee has made such Modifications, purchase the Leasehold Estate with respect to which such Modifications are required to be made, or both Leasehold Estates, as the case may be, at a purchase price equal to the Stipulated Loss Value thereof determined, subject to the provisions of this paragraph 17, in accordance with Schedule C, and in such event this Lease shall terminate with respect to such Leasehold Estate or both Leasehold Estates, as the case may be. For the purposes of satisfying the $7,000,000 threshold, the Lessee may aggregate all Modifications made in accordance with subparagraph 6(c) (excluding, as noted above, those relating to the Lynn Liquefaction Equipment) after April 30, 1999, provided that before making such Modifications, Lessee has provided written notice to Lessor as contemplated above. Lessor's failure to object to the nature of the expenses set forth in Lessee's notices of Modifications as contemplated above, shall not in any way constitute Lessor's agreement that such expenses constitute expenses properly classified as Modifications required under paragraph 6(c) hereof.

      (g) On the date of any purchase pursuant to subparagraph 17(f), Lessor shall transfer and convey the Leasehold Estates to Lessee or its designee, in accordance with the provisions of this paragraph 17, against payment by the Lessee of the purchase price therefor, together with all installments of Rent payable up to and including the day prior to such termination date and all other sums then due and payable under this Lease.

      18. Purchase Option. Unless an Event of Default (or other event which after lapse of time or notice or both would become an Event of Default) shall have occurred and be continuing, the Lessee shall have the option, at the end of the term of this Lease, upon prior written notice delivered to Lessor at least 180 days before the end of the term of this Lease, to purchase both Leasehold Estates on July 1, 2014 (the "Purchase Option Date"), at a purchase price equal to the lesser of (i) the fair market sales value of both Leasehold Estates (determined as hereinafter provided in this paragraph 18) as of the Purchase Option Date or (ii) $6,000,000. On the Purchase Option Date, Lessor shall transfer and convey the Leasehold Estates (expressly excluding the Lynn Liquefaction Equipment) to Lessee or its designee, in accordance with the provisions of paragraph 17, against payment by the Lessee of the purchase price therefor, together with all installments of Rent payable up to and including the day prior to such Purchase Option Date and all other sums then due and payable under this Lease, including without limitation the estimated or actual (if practicable) Partial Year Payment. Lessor and Lessee shall consult for the purpose of determining the fair market sales value of the Leasehold Estates promptly after Lessee delivers the purchase option notice contemplated above, and any value agreed upon in writing shall constitute such fair market sales value for the purposes of this paragraph 18. Solely for purposes of determining the fair market sales value for purposes of this paragraph 18, it shall be assumed (notwithstanding the fact that the Lynn Liquefaction Equipment has been dismantled and disposed of in accordance with subparagraph 8(d) hereof) that the Lynn Liquefaction Equipment is in place on the Lynn Land Parcel, is part of the Leasehold Estates being conveyed, and has been maintained in good operating condition and has all necessary permits and approvals of any applicable governmental authority (to the extent such permits and approvals are still obtainable for liquefaction equipment generally) such that it is immediately operable in all respects for its original intended use. Further, the fair market sales value of the Lynn Liquefaction Equipment will be valued at its highest and best use, and costs of removal from the location of current use shall not be a deduction from such value. If Lessor and Lessee fail to agree upon such value within 90 days of the date of the purchase option notice, Lessee may either (a) request that such value be determined by the Appraisal Procedure, or (b) agree in writing to purchase the Leased Properties for $6,000,000. If Lessee does not request that such value be determined by the Appraisal Procedure, or agree in writing to purchase the Leased Properties for $6,000,000, by the date which is 60 days prior to the Purchase Option Date, then Lessee shall be deemed to have unequivocally and unconditionally (a) elected not to have such fair market sales value determined by the Appraisal Procedure, and
(b) elected not to purchase the Leased Properties at the end of the term of this Lease pursuant to this paragraph 18, and will surrender and vacate the Leased Properties at the end of the term of this Lease as contemplated by paragraph 25 hereunder, and the "Appraisal Procedure" to determine the Return Adjustment Amount (as defined in paragraph 25), if any, will immediately commence. If Lessee does request that such value be determined by the Appraisal Procedure, the purchase price shall be as set forth in the first sentence of this paragraph 18 (in no event to exceed $6,000,000, plus any amounts contemplated by subparagraph 17(b) hereof). Lessee shall pay all costs and expenses of any appraisal pursuant to such Appraisal Procedure. "Appraisal Procedure" for purposes of this paragraph 18 shall mean the following procedure for determining the fair market sales value of the Leasehold Estates: If Lessee hereto shall have given written notice to Lessor requesting determination of such value, the parties shall consult for the purpose of appointing a qualified independent equipment appraiser by mutual agreement. If no such appraiser is so appointed within five business days after such notice is given, either party may request the American Arbitration Association to appoint such an appraiser within 20 days after such request is made, and both parties shall be bound by any appointment so made within such 20-day period. If no such appraiser shall have been appointed within 20 days of such request to the American Arbitration Association or within 30 days after the original notice requesting a determination pursuant to the Appraisal Procedure, whichever is earlier, either party may apply to any court having jurisdiction to make such appointment, and both parties shall be bound by any appointment made by such court. Any appraiser appointed pursuant to the foregoing procedure shall be instructed to determine the fair market sales value of the Leasehold Estates within 30 days after his appointment and his determination thereof shall be final.

      19. Subletting; Assignment; Lessor's Lien. Lessee may sublet either Leased Property or any portion thereof and Lessee may assign its interest under this Lease provided that each sublease shall expressly be made subject to the provisions of this Lease, and provided that any assignee shall expressly assume all obligations of Lessee hereunder in a written instrument delivered to Lessor promptly after such assignment. No such sublease or assignment shall affect or reduce any obligations of Lessee or rights of Lessor hereunder, and all obligations of Lessee hereunder shall continue in full effect as the obligations of a principal and not of a guarantor or surety, as though no subletting or assignment had been made. Upon the occurrence of an Event of Default under this Lease, Lessor shall have the right to collect and enjoy all rents and other sums of money payable under any sublease of the Leased Property or any part thereof, and Lessee hereby assigns such rents and money to Lessor and agrees to execute and deliver to Lessor such additional instrument or instruments requested by Lessor more fully to assign such rents and money to Lessor or to assist Lessor in the collection and enjoyment thereof. Neither this Lease nor the term hereby demised shall be mortgaged by Lessee, nor shall Lessee mortgage or pledge the interest of Lessee in and to any sublease of either Leased Property or any portion thereof or the rentals or any other amounts payable thereunder. Any such mortgage or pledge, and any such sublease or assignment made otherwise than as permitted by this paragraph 19, shall be void. Lessee shall, within 20 days after the execution and delivery of any such sublease or assignment deliver a conformed copy thereof to Lessor.

      20. Advances by Lessor; Permitted Contests. (a) If Lessee shall fail to make or perform any payment or act on its part to be made or performed under this Lease, then, subject to the provisions of subparagraph 20(b), Lessor may, upon notice to the Lessee (except that no notice shall be required in the case of an emergency), without waiving any default or releasing Lessee from any obligation, make such payment or perform such act for the account and at the cost and expense of Lessee. All amounts so paid by Lessor and all necessary and incidental costs and expenses (including attorneys' fees and expenses) incurred in connection with the performance of any such act by Lessor shall be payable by Lessee to Lessor on demand. In addition, Lessee shall pay to Lessor, on demand, interest on the amount so paid by Lessor, at the rate provided in paragraph 4 for overdue installments of Rent.

      (b) Lessee shall not be required, nor shall Lessor have the right, to pay, discharge or remove, any tax, charge, levy, assessment or lien, or any other imposition or encumbrance on or against either Leased Property or any portion thereof, or to comply with any law, ordinance, rule or regulation, so long as Lessee shall, in good faith and at its cost and expense, contest the existence, amount or validity thereof by appropriate proceedings which shall operate to prevent the collection of or other realization upon the tax, charge, levy, assessment or lien, or other imposition or encumbrance or the enforcement of the law, ordinance, rule or regulation so contested, and the sale, forfeiture or loss of either Leased Property or any portion thereof or interest therein or of the Rent or any amounts payable by Lessee hereunder, or any portion thereof, to satisfy the same, and which shall not affect the payment in full of any Rent payable hereunder or any use or disposition thereof by Lessor. Lessor agrees that it will cooperate with Lessee, at the cost and expense of Lessee, in any such contest.

      21. Conditional Limitations - Events of Default and Remedies. (a) Any of the following shall constitute an event of default ("Event of Default") under this Lease: (i) if Lessee shall default in (A) making payment when due of any Rent or of any other amount payable by Lessee hereunder, or (B) the observance or performance of any other provision of this Lease to be observed or performed by Lessee hereunder, and if such default shall continue as to (A), for 10 days, or as to (B) for 30 days, in each case after Lessor shall have given Lessee notice specifying such default and demanding that the same be cured (or, if such default cannot be cured by the payment of money and cannot with diligence be cured within such 30-day period by reason of causes beyond the control of Lessee, but Lessee shall fail to proceed promptly to cure the same and prosecute the curing of such default with diligence); or (ii) if Lessee shall file a petition in bankruptcy or for reorganization or for any arrangement pursuant to the federal bankruptcy act or any similar federal or state law, or be adjudicated a bankrupt or insolvent, or make an assignment for the benefit of creditors or admit in writing its inability to pay its debts generally as they become due, or be dissolved, or suspend payment of any of its obligations, or take any corporate action in furtherance of any of the foregoing; or (iii) if a petition or answer proposing the adjudication of Lessee as a bankrupt or its reorganization under the federal bankruptcy act or any similar federal or state law shall be filed in any court, and (A) Lessee shall consent to such filing, or (B) such petition or answer shall not be discharged or denied within 90 days after such filing; or (iv) if a receiver, trustee or liquidator (or other similar official) shall be appointed for or take possession or charge of Lessee or of all or substantially all of its assets or its interest in the Leased Properties or any part thereof and shall not be discharged within 90 days thereafter, or if Lessee shall consent to or acquiesce in such appointment; or (v) if Lessee's interest in the Leased Properties or any part thereof shall be levied upon or attached in any proceeding and such process shall not be vacated or discharged or such levy or attachments shall not be bonded within 90 days thereafter, (vi) if the Easement Agreements shall expire or be terminated prior to the expiration of the term of this Lease; or (vii) the happening of any default under an instrument under which the Lessee shall have outstanding any indebtedness, or which evidences any outstanding indebtedness, continuing beyond the applicable grace period (if any) provided for therein. The Lessee shall deliver to the Lessor on January 1 of each calendar year during the term of this Lease a certificate signed by the president or a vice president of Lessee to the effect that Lessee is not in default in the performance and observance of any of the terms, provisions and conditions hereof, or if Lessee shall be in default, specifying all such defaults and the nature thereof.

      (b) This Lease and the term and estates hereby granted are subject to the limitation that whenever an Event of Default shall have occurred, Lessor may, at its election, during the continuance of such Event of Default:

                  (i) proceed by appropriate judicial proceedings, either at law or in equity, to enforce performance or observance by Lessee of the applicable provisions of this Lease or to recover damages for the breach thereof; or

                  (ii) by notice to Lessee terminate the term of this Lease on a date specified in such notice, which shall be not less than 10 days after the giving of such notice and upon the date so specified the term of this Lease and the Leasehold Estates hereby granted shall expire and terminate with the same force and effect as if the date specified in such notice were the date hereinbefore fixed for the expiration of the term of this Lease and all rights of Lessee hereunder shall expire and terminate, but Lessee shall remain liable as hereinafter provided.

      Should Lessor elect to reenter as herein provided, or should Lessor take possession pursuant to legal proceedings or pursuant to any notice provided by law, Lessor shall use commercially reasonable efforts to sell or re-let the Leased Properties or any part thereof for such amounts (in the case of a sale), and for such term or terms and at such rentals (in the case of a lease), and upon such other terms and conditions as Lessor may deem advisable, with the right to make alterations in and repairs of the Leased Properties.

      (c) In the event of any termination of this Lease as provided above in subparagraph 21(b) or as permitted by law, Lessee shall peaceably quit and surrender the Leased Properties to Lessor, and Lessor may without further notice enter upon, re-enter, possess and repossess the same by summary proceedings, ejectment or otherwise, and again have, repossess and enjoy the same as if this Lease had not been made, and in any such event neither Lessee nor any person claiming through or under the Lessee by virtue of any law or an order of any court shall be entitled to possession or to remain in possession of the Leased Properties but shall forthwith quit and surrender the Leased Properties, and Lessor at its option shall forthwith, notwithstanding any other provision of this Lease, be entitled to recover from Lessee (in lieu of all other claims for damages on account of such termination) (i) any and all Rent and all other amounts payable to Lessor hereunder which may then be due and unpaid or which may then be accrued and unpaid and (ii) as and for liquidated damages and not as a penalty an amount equal to the Stipulated Loss Value calculated in accordance with Schedule C, and (iii) any amounts not paid to Lessor which Lessor would have been entitled to received, but for the occurrence of an Event of Default hereunder, pursuant to paragraph 26 of this Lease until such time as Lessor actually takes possession of the Leased Properties, and (iv) any and all other damages and expenses (including without limitation attorneys' fees and all expenses incurred in regaining possession of the Leased Properties and in putting in good order and repairing the Leased Properties) which Lessor shall have sustained by the breach of any provision of this Lease. Nothing contained herein shall limit or prejudice the right of Lessor, in any bankruptcy or reorganization or insolvency proceeding, to prove for and obtain as liquidated damages by reason of such termination an amount, equal to the maximum allowed by any bankruptcy or reorganization or insolvency proceedings, or to prove and obtain as liquidated damages by reason of such termination an amount equal to the maximum allowed by any statute or rule of law, whether such amount shall be greater or less than the amounts referred to above.

      (d) If, following an Event of Default, Lessor shall terminate this Lease or re-enter and obtain possession of the Leased Properties, Lessor shall have the right, without notice, to repair or alter the Leased Properties in such manner as Lessor may deem necessary or advisable so as to put the Leased Properties in good order and to make the same saleable or rentable for reasonably similar purposes, and shall use commercially reasonable efforts to sell or re-let the Leased Properties or a part thereof and mitigate Lessee's damages hereunder, and Lessee agrees to pay to Lessor on demand all expenses incurred by Lessor in obtaining possession, and in altering, repairing and putting the Leased Properties in good order and condition and in selling or re-letting the same, including reasonable fees of attorneys and architects, and all other reasonable expenses and commissions. In the event Lessor takes possession and disposes of either of the Leased Properties through a sale or re-letting, the proceeds of any such sale or re-letting (as calculated below) shall be applied in the following order: (i) to the extent not previously paid to the Lessor by the Lessee, to all of Lessor's costs, charges and expenses incurred in disassembling, taking, removing, holding, repairing and selling or leasing the Leased Property; (ii) to the extent not previously paid to the Lessor by the Lessee, to pay Lessor for any of Lessor's damages then remaining unpaid hereunder; (iii) to reimburse Lessee for any sums previously paid by Lessee as Lessor's damages hereunder; and (iv) the balance, if any, shall be retained by Lessor. For purposes of the foregoing, (i) the proceeds of a disposition of the Leased Properties by a sale shall be the actual proceeds received by Lessor in connection with such sale, and (ii) the proceeds of a disposition of the Leased Properties by re-letting shall be the present value of the rental payments to be paid to the Lessor over the irrevocable term of the re-lease (using a discount rate of 8%). Notwithstanding anything to the contrary contained in this paragraph 21, Lessor shall not be obligated to re-lease the Leased Properties unless the proposed lessee meets the Lessor's then current credit criteria as determined by Lessor. Lessor shall have the right from time to time to begin and maintain successive actions or other legal proceedings against Lessee for the recovery of Lessor's damages and to recover the same upon the liability of Lessee herein provided, which liability it is expressly covenanted shall survive the institution of any action to secure possession of the Leased Properties. Nothing herein contained shall be deemed to require Lessor to wait to begin such action or other legal proceedings until the date when this Lease would have expired by limitation had there been no such Event of Default.

      (e) If, under any of the preceding provisions of this paragraph 21, Lessor shall be entitled to give Lessee a notice of termination of the term of this Lease, Lessor, without giving such notice of termination and notwithstanding the continuance of the term of this Lease, shall have, to the extent permitted by law, all the rights, powers and remedies given to Lessor by the preceding provisions of this paragraph 21, and Lessee shall have the obligations imposed upon it by such provisions. No such re-entry or taking of possession of the Leased Properties by Lessor shall be construed as an election on Lessor's part to terminate the term of this Lease unless a written notice of such intention be given to Lessee or unless such termination be decreed by a court of competent jurisdiction.

      (f) In the case of an Event of Default, Lessee hereby waives and surrenders for itself and all those claiming under it (i) any right and privilege which it or any of them may have under any present or future constitution, statute or rule of law to redeem the Leased Properties or to have a continuance of this Lease for the term hereby demised after termination of Lessee's right of occupancy by order or judgment of any court or by any legal process or writ, or under the terms of this Lease, or after the termination of the term of this Lease as herein provided, and (ii) the benefits of any present or future constitution, statute or rule of law which exempts property from liability for debt or for distress for rent.

      (g) If Lessee shall be in default in the observance or performance of any provision of this Lease, and an action shall be brought for the enforcement thereof in which it shall be determined that Lessee was in default, Lessee shall pay to Lessor all costs, fees and other expenses which may become payable as a result thereof or in connection therewith, including attorneys' fees and expenses. If Lessor shall without fault on its part be made a party to any litigation commenced against Lessee, and if Lessee shall not provide Lessor at Lessee's expense with counsel satisfactory to Lessor, Lessee shall pay all costs and attorneys' fees incurred or paid by Lessor in connection with such litigation.

      (h) Except as otherwise expressly herein provided, no right or remedy herein conferred upon or reserved to either party is intended to be exclusive of any right or remedy, and every right and remedy shall be cumulative and in addition to any other legal or equitable right or remedy given hereunder, or now or hereafter existing. The failure of either party to insist upon the strict performance of any provision or to exercise any option, right, power or remedy contained in this Lease shall not be construed as a waiver or a relinquishment thereof for the future. Receipt by Lessor of any Rent or any other amounts payable by Lessee hereunder with knowledge of the breach of any provision contained in this Lease shall not constitute a waiver of such breach (other than either the prior failure to pay such Rent or any other amounts payable by Lessee), and no waiver by either party of any provision of this Lease shall be deemed to have been made unless made under signature of an officer or other authorized representative of such party. Each party hereto shall be entitled to the extent permitted by law, to injunctive relief in case of the violation, or attempted or threatened violation, of any provision of this Lease, or to a decree compelling observance or performance of any provision of this Lease, or to any other legal or equitable remedy.

      22. The Easement Agreements. (a) Lessee covenants and agrees that it will duly and punctually observe and perform, at its expense, all covenants, terms and conditions imposed by the Easement Agreements upon the grantees thereunder (excluding the annual payment of rent due under the Easement Agreements), whether or not Lessor has assumed such obligations by agreement with the respective Ground Owner or the Easement Agreements provide that any assignee of the interest of the grantees thereunder shall assume such obligations to the end that Lessor shall have no responsibility for compliance with the provisions of the Easement Agreements and shall be exonerated from all liability thereunder (except for the annual payment of rent due thereunder). The provisions of this subparagraph 22(a) shall be for the benefit of and shall be enforceable by Lessor.

      (b) If any event shall occur which, pursuant to the terms of either Easement Agreement, with or without the passage of time, shall enable the grantor thereunder to terminate the same or to impair or restrict the rights of the grantee thereunder, Lessee shall notify Lessor thereof within 10 days after Lessee shall have become aware of the occurrence thereof, and Lessee shall take such action, if any, as shall be necessary to maintain the right of Lessor in the

Leased Property relating to such Easement Agreement and to enable the full enjoyment of such rights as they existed prior to such impairment or restriction.

      23. Lessee's Certificate. The certificate of Lessee required to be delivered pursuant to subparagraph 17(b) hereof in connection with the purchase by Lessee of either or both Leasehold Estates, shall, as of the date thereof (which date shall be the date on which such certificate is to be delivered) (i) state that both Lessee and Lessor have complied with all provisions of the Lease applicable to such purchase, (ii) state that such purchase is expressly required or expressly permitted, as the case may be, by the terms of the lease, (iii) identify the paragraph or paragraphs of the Lease pursuant to which such purchase is being made, (iv) specify the Leasehold Estate being purchased or that both Leasehold Estates are being purchased, as the case may be, and specifying the purchase price thereof, (v) state that said purchase price is the amount required under the applicable paragraph or paragraphs of the Lease to be paid on account of the purchase price of such Leasehold Estate or both Leasehold Estates, as the case may be, and (vi) state that there does not exist under the Lease any Event of Default or any event which but for the requirement that notice be given or time elapse, or both, would constitute an Event of Default.

      24. Notices. All notices and other instruments or communications pursuant to this Lease shall be in writing and shall be sent by registered or certified United States mail, return receipt requested, addressed to Lessor or Lessee, as the case may be, at its address set forth above, with copies to their respective counsel as follows: if to Lessor with a copy to Edwards & Angell, LLP, One BankBoston Plaza, Providence, Rhode Island 02903, Attention: David T. Miele, Esq.; and if to Lessee with a copy addressed to Lessee and marked "Attention:
Legal Department" and with a copy to Hill & Barlow, One International Place, Boston, Massachusetts

02110, Attention: Gregory P. Bialecki, Esq. Lessor and Lessee shall each have the right, from time to time, to specify as its address (or the address of its counsel) for purposes of this Lease, any other address in the United States upon giving 15 days' notice to the other party.

      25. Surrender. (a) Subject to the provisions of paragraphs 14, 15 and 18 upon the expiration or earlier termination of the term of this Lease, Lessee shall surrender the Leased Properties to Lessor in the same condition in which the Leased Properties were originally leased from Lessor as of the date of this Lease (excluding the Lynn Liquefaction Equipment), except as repaired, rebuilt, restored or modified as permitted by any provision of this Lease, and except for ordinary wear and tear. If the Lessee has not provided Lessor with the purchase option notice contemplated by paragraph 18 at least 180 days before the end of the term of this Lease, it will be deemed that Lessee has elected to surrender the Leased Properties to Lessor at the end of the term of this Lease. If Lessee has elected to surrender the Leased Properties at the end of the term of this Lease (expressly excluding any surrender of the Leased Properties resulting from an Event of Default by Lessee hereunder), Lessor and Lessee shall consult for the purpose of determining the amount, if any, of the Return Adjustment Amount (as herein defined) owed by Lessee to Lessor and to be paid on the last day of the term of this Lease. For purposes hereof, the "Return Adjustment Amount" shall be the positive difference, if any, between: (a) the fair market sales value of the Leased Properties taken as a whole (expressly including the Lynn Liquefaction Equipment) at the end of the term of this Lease assuming (i) (notwithstanding the fact that the Lynn Liquefaction Equipment has been dismantled and disposed of in accordance with subparagraph 8(d) hereof) that the Lynn Liquefaction Equipment is in place on the Lynn Land Parcel and has been maintained in good operating condition and has all necessary permits and approvals of any applicable governmental authority (to the extent such permits and approvals are still obtainable for liquefaction equipment generally) such that it would be immediately operable for its original intended use, (ii) the highest and best use of the Lynn Liquefaction Equipment to a third party end user other than Lessee, and (iii) costs of removal of the Lynn Liquefaction Equipment from the location of current use shall not be a deduction from such value; and (b) the fair market sales value of the Leased Properties taken as a whole (expressly excluding the Lynn Liquefaction Equipment) at the end of the term of this Lease. Any Return Adjustment Amount agreed upon in writing by Lessor and Lessee shall constitute such Return Adjustment Amount and shall be paid by Lessee to Lessor on the last day of the term of this Lease. If Lessor and Lessee fail to agree upon such Return Adjustment Amount prior to 120 days before the end of the term of this Lease, Lessor or Lessee may request that such Return Adjustment Amount be determined by the Appraisal Procedure. Alternatively, the Appraisal Procedure contemplated hereunder shall be instituted if Lessee fails to invoke the Appraisal Procedure under paragraph 18 hereof within the time frame provided therein to determine the fair market sales value. Lessor and Lessee shall equally share all costs and expenses of any determination of the Return Adjustment Amount pursuant to such Appraisal Procedure. For purposes of this subparagraph 25(a), "Appraisal Procedure" shall mean the following procedure for determining the Return Adjustment Amount, if any, payable by Lessee at the end of the term of this Lease: If Lessor or Lessee hereto shall have given written notice to the other party requesting determination of such Return Adjustment Amount by the Appraisal Procedure, the parties shall consult for the purpose of appointing a qualified independent equipment appraiser by mutual agreement. If no such appraiser is so appointed within five business days after such notice is given, either party may request the American Arbitration Association to appoint such an appraiser within 20 days after such request is made, and both parties shall be bound by any appointment so made within such 20-day period. If no such appraiser shall have been appointed within 20 days of such request to the American Arbitration Association or within 30 days after the original notice requesting a determination of the Return Adjustment Amount pursuant to the Appraisal Procedure, whichever is earlier, either party may apply to any court having jurisdiction to make such appointment, and both parties shall be bound by any appointment made by such court. Any appraiser appointed pursuant to the foregoing procedure shall be instructed to determine the Return Adjustment Amount (as defined above), if any, within 30 days after his appointment and his determination thereof shall be final. The Return Adjustment Amount, if any, determined by the Appraisal Procedure shall be paid by Lessee to Lessor on the last day of the term of this Lease. If for any reason (other than the fact that the determination by the appraiser of the Return Adjustment Amount, if any, has been delayed through no fault of Lessee), the Return Adjustment Amount is not paid by Lessee to Lessor on the last day of the term of this Lease the Return Adjustment Amount shall accrue interest at a rate of 12% per annum until paid by Lessee.

      (b) Except for surrender upon the expiration of the term hereof or earlier termination of the term of this Lease, no surrender to Lessor of this Lease or of either Leased Property or any portion thereof or of any interest therein shall be valid or effective unless agreed to and accepted under signature of an officer or other authorized representative of Lessor and the holders of all Approved Liens, and no act by any other representative or agent of Lessor, and no act by Lessor, other than such an agreement and acceptance so signed, shall constitute an acceptance of any such surrender.

      26. Ten Percent (10%) Transactions. Subject to regulatory approval, commencing January 1, 2003, Lessor shall be entitled to ten percent (10%) of the gross difference between the agreed upon annual rent due Lessor and any higher amount Lessee realizes on the subleasing or any comparable transaction of the Leased Properties, computed on a pro rata basis. Such payments shall be paid annually in arrears on January 31 of each calendar year beginning with a payment due on January 31, 2004 (for the 2003 calendar year) and ending with a payment on June 30, 2014 for the six month period commencing January 1, 2014, to the extent a sublease or comparable transaction is in place during such period. If Lessee purchases either or both of the Leasehold Estates pursuant to paragraph 17 hereof, a Partial Year Payment as contemplated by subparagraph 17(b) shall be due from Lessee, to the extent a sublease or comparable transaction is in place during such period. Lessee shall, within 20 days after the execution and delivery of any such sublease or comparable transaction, deliver a conformed copy thereof to Lessor.

      27. Representations and Warranties; Covenants of Lessee.

      (a) The Lessee represents and warrants to the Lessor that:

            (i) It is a corporation duly incorporated and validly existing under the laws of the Commonwealth of Massachusetts and has corporate power and authority to carry on its business as presently conducted, to hold under lease the Leased Properties and to enter into this Lease and to perform its obligations hereunder.

            (ii) The execution, delivery and performance of this Lease has been duly authorized by all necessary corporate action and does not and will not violate any provisions of any applicable laws, orders, regulations, rules, court decrees or the articles of organization or by-laws of the Lessee and does not and will not result in the breach of, or constitute a default under, or require any consent under, any indenture, bank loan or credit agreement, mortgage or other agreement or instrument to which it is a party or by which it or any of its properties may be bound or affected.

            (iii) No authorization, consent or approval of, nor any registration or filing with or notification to or taking any other action in respect of the Massachusetts Department of Telecommunications and Energy, or other applicable administrative agency or governmental authority is required in connection with the execution, delivery and performance of this Lease.

            (iv) There are no actions, suits or proceedings pending, or to the knowledge of the Lessee threatened, before any court, administrative agency, arbitrator or governmental body which will, if determined adversely to the Lessee, adversely affect the Lessee's financial condition or its ability to perform its obligations under this Lease.

            (v) The financial statements of the Lessee for the most current fiscal year ended, delivered simultaneously herewith to the Lessor are correct and complete and fairly present the results of its operations for the periods covered and its financial condition as of the date of such statements and have been prepared in accordance with generally accepted accounting principles applied consistently throughout the periods involved. There are no material contingent liabilities or liability for taxes which are not reflected in such statements or the notes thereto, and there have been no material adverse changes in the financial condition, business or operations of the Lessee since the dates of such statements.

            (vi) This Lease has been duly executed and delivered by the Lessee and constitutes the legal, valid and binding obligation of the Lessee enforceable against the Lessee in accordance with the terms hereof.

      (b) The Lessee agrees to deliver to the Lessor within 90 days after the end of each fiscal year of the Lessee, which as of the date hereof is the calendar year and within 60 days after the end of each first, second and third quarter-annual period of each such fiscal year (beginning with the most recently ended fiscal quarter of Lessee), the following financial statements, all in reasonable detail and satisfactory in scope to the Lessor: (a) a balance sheet of the Lessee as at such date, together with the comparative figures for the corresponding date one fiscal year prior thereto and (b) statements of income and of earned surplus of the Lessee for such fiscal year ended on such date or for the quarter-annual period of the fiscal year then ended, as the case may be, on the same basis, together with the comparative figures for the preceding fiscal year or the corresponding quarter-annual period thereof, as the case may be, and in the case of such annual financial statements, certified by independent public accountants of nationally recognized standing selected by the Lessee. The financial statements to be delivered pursuant to this subparagraph 27(b) will be correct and complete and will fairly present the result of Lessee's operations for the period covered and its financial condition as of the dates of such statements and will have been prepared in accordance with generally accepted accounting principles applied consistently throughout the periods involved. There will be no material contingent liabilities or liability for taxes which are not reflected in such statements or the notes thereto, and there will have been no material adverse changes in the financial condition, business or operations between the dates of such statements and the delivery thereof to the Lessor. Promptly after receipt thereof, the Lessee will deliver to the Lessor copies of any detailed reports submitted to the Lessee in connection with each annual or interim audit of the books of the Lessee made by such accountants.

      (c) The Lessee agrees to diligently pursue the obtaining of a Disclaimer of Interest in substantially the form of Schedule D attached hereto from any secured party which could claim a lien on, or security interest in, the Leased Properties, based on UCC search reports which disclose additional UCC-1 financing statements naming Lessee as debtor, which Lessor has not had an opportunity to review prior to the date hereof. If for any reason Lessee is unable to obtain a Disclaimer of Interest from such secured parties, Lessee shall indemnify Lessor for any and all direct costs and liabilities incurred by Lessor resulting from Lessee's inability to obtain the Disclaimer of Interest.

      28. Separability. Each provision contained in this Lease shall for all purposes be construed to be separate and independent and the breach of any such provision by Lessor shall not discharge or relieve Lessee from Lessee's obligation to observe and perform each provision of this Lease to be observed or performed by Lessee. If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid and unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

      29. Binding Effect. All provisions contained in this Lease shall be binding upon, inure to the benefit of and be enforceable by, the respective successors and assigns of Lessor and Lessee to the same extent as if each such successor or assign were named as a party to this Lease. This Lease embodies the entire agreement between Lessor and Lessee relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Neither this Lease nor any provision hereof may be amended, modified, waived, discharged or terminated orally, but only as expressly provided herein or by an instrument signed by Lessor and Lessee.

      30. No Merger. There shall be no merger of this Lease or of either Leasehold Estate hereby created with either Easement Agreement or the estate thereby created or with the fee estate in either Leased Property or any part thereof, as the case maybe, by reason of the fact that the same person may acquire or hold, directly or indirectly, this Lease or either Leasehold Estate hereby created or any interest in this Lease or in such Leasehold Estate and (i) either Easement Agreement or the estate thereby created or any interest in either Easement Agreement or such estate, and (ii) the fee estate in either Leased Property or any part thereof or any interest in such fee estate, or (iii) either of the foregoing, and this Lease shall not be terminated for any reason except as expressly provided herein.

      31. Access. The Lessor or its agents shall have the right to enter the Leased Properties during reasonable hours to examine and inspect the same for any purpose, as Lessor shall deem desirable for the protection of Lessor's rights under this Lease.

      32. Miscellaneous. (a) The headings to the various paragraphs of this Lease have been inserted for convenient reference only and shall not modify, define, limit or expand the expressed provisions of this Lease.

      (b) This Lease shall be deemed to be a contract made under the laws of the Commonwealth of Massachusetts, and for all purposes shall be construed in accordance with the laws of that State.

      (c) If any payment is to be made or action to be taken on a Saturday, Sunday or a day on which banking institutions in Boston, Massachusetts, are authorized by law to close, then such payment must be made or such action taken on the first succeeding day which is not a Saturday, Sunday or a day on which banking institutions in Boston, Massachusetts, are authorized by law to close without interest for the period from such date on which any payment is to be made or action is to be taken to such succeeding day.

      (d) As between Lessee and any third party (other than Lessor or any successors or assigns of Lessor) nothing contained in this Lease shall be deemed to create any liability on the part of Boston Gas Company as Lessee hereunder for events arising prior to April 30, 1999.

                  [Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, Lessor and Lessee have duly executed and delivered this Amended and Restated Lease under their respective corporate seals, all as of the day and year first above written.


Witness:                           INDUSTRIAL NATIONAL LEASING
                                   CORPORATION


/s/ [ILLEGIBLE]                    By: /s/ Brian D. DeRusha
--------------------------             -------------------------------
                                       Brian D. DeRusha, Vice President


Witness:                           BOSTON GAS COMPANY


/s/ [ILLEGIBLE]                    By: /s/ Joseph F. Bodanza
--------------------------             -------------------------------
                                       Title: Sr. Vice President and Treasurer
                                              Joseph F. Bodanza

COMMONWEALTH OF MASSACHUSETTS
COUNTY OF SUFFOLK

      In Boston, on the 30th day of April, 1999, before me personally appeared Brian D. DeRusha, Vice President of Industrial National Leasing Corporation, to me known and known by me to be the person executing the foregoing instrument, and he acknowledged said instrument by him executed to be his free act and deed in said capacity and the free act and deed of the corporation.


                        /s/ Anne Mullen
                        ---------------------------
                        Notary Public
                        My commission expires:
                                               -----------------
                                                          ANNE MULLEN
                                                         NOTARY PUBLIC
                                              My Commission Expires Oct. 8, 2004


COMMONWEALTH OF MASSACHUSETTS
COUNTY OF SUFFOLK

      In Boston, on the 30th day of April, 1999, before me personally appeared Joseph F. Bodanza, Sr., Vice President and Treasurer of Boston Gas Company, to me known and known by me to be the person executing the foregoing instrument, and he acknowledged said instrument by him executed to be his free act and deed in said capacity and the free act and deed of the corporation.

                        /s/ Diane M. O'Brien
                        ---------------------------
                        Notary Public Diane M. O'Brien
                        My commission expires: 11/23/2001
                                               ----------

                                   SCHEDULE A

                         Description of Lynn Land Parcel

      A certain parcel of land situated in Lynn, Essex County, Massachusetts and being more particularly bounded and described as follows:

      Beginning at the northerly corner of said parcel at a point on the westerly side of Blossom Street at land now or formerly of Massachusetts Electric Company, said point being S. 29(degree) 58' 40" E., 415 feet distant from a stone bound at the intersection of the southerly side of the Lynnway and the westerly side of said Blossom Street;

      thence running S. 29(degree) 58' 40" E. a total distance of 496.93 feet to a stone bound;

      thence running N. 48(degree) 14' 10" E. a distance of 37.09 feet to a point at land now or formerly of Louis B. Frisch et ux--said last two (2) courses and distances being by said Blossom Street;

      thence running S. 41(degree) 42' 40" E. by said land of Louis B. Frisch et ux, a distance of 300.27 feet to a stone bound on the harbor line of Lynn Harbor, established by Chapter 313 of the Acts of 1867;

      thence running S. 48(degree) 12' 12" W. by said harbor line, a distance of
145.10 feet to a point at other land now or formerly of and to be retained by the Lynn Gas Company;

      thence running N. 41(degree) 44' 14" W., a distance of 42.30 feet to the southeasterly side or edge of a masonry wall;

      thence running S. 48(degree) 05' 15" W. along said southeasterly side or edge of said masonry wall, a distance of 551.40 feet to a point at other land now or formerly of Massachusetts Electric Company--said last two (2) courses and distances being by said land of and to be retained by Lynn Gas Company;

      thence continuing S. 48(degree) 05' 15" W. along said southeasterly side or edge of said masonry wall, a distance of 86.63 feet to the southerly corner of masonry walls;

      thence running N. 25(degree) 17' 30" W. along the southwesterly side of edge of said masonry wall, a distance of 278.19 feet to a spike in a corner of masonry walls;

      thence running N. 28(degree) 49' 37" E., a distance of 8.10 feet to a spike;

      thence running N. 63(degree) 26' 15" E., a distance of 96.70 feet to a spike;

      thence running N. 03(degree) 15' 04" E., a distance of 54.79 feet to a spike;

      thence running N. 26(degree) 28' 23" W., a distance of 38.04 feet to a spike;

      thence running N. 28(degree) 49' 37" E., a distance of 114.50 feet to a bolt;

      thence running N. 26(degree) 24' 58" W., a total distance of 445.22 feet to an iron rod at other land now or formerly of Lynn Gas Company said last eight
(8) courses and distances being by said land of Massachusetts Electric Company;

      thence running N. 63(degree) 22' 46" E., a distance of 10.86 feet to a bolt;

      thence running N. 42(degree) 27' 37" W., a distance of 42.08 feet to an iron rod at said first mentioned land of Massachusetts Electric Company--said last two (2) courses and distances being by said other land now or formerly of Lynn Gas Company.

      thence running N. 60(degree) 01' 20" E. by said land now or formerly of Massachusetts Electric Company, a distance of 391.63 feet to the point of beginning.

      Containing 9.80 acres of land and being shown on plan entitled: "NEW ENGLAND POWER SERVICE COMPANY PART OF NEW ENGLAND ELECTRIC SYSTEM BOSTON, MASS. PLAN OF LAND IN LYNN, MASSACHUSETTS TO BE LEASED TO MASSACHUSETTS LNG INCORPORATED BY LYNN GAS COMPANY SCALE 1"-80' DATE April 24, 1972 D-8414".

      Together with the right and easement, as appurtenant to the land herein described, to use said Blossom Street in common with Lynn Gas Company (or any successor thereto) and other entitled thereto, for all purposes for which streets or ways are commonly used in said Lynn.

      The premises hereinabove described are a portion of those conveyed to Lynn Gas Company by Massachusetts Electric Company by deed dated December 9, 1970, recorded with Essex South District Registry of Deeds, in Book 5733, Page 728, and the Easement granted and described in the Declaration of Easement dated June 1, 1972, as amended by an Amendment to Declaration of Easement dated as of April 30, 1999, is granted by Grantor subject to the exceptions, reservations, covenants and agreements set forth in said deed, to which reference is hereby made.

                        Description of Salem Land Parcel

      A certain parcel of land situated in Salem, Essex County, Massachusetts, bounded and described as follows:

      Beginning at the most southwesterly corner of said parcel at a point in a fence on the division line between land now or formerly of North Shore Gas Company and land now or formerly of New England Power Company, said point being the most southeasterly corner of Lot A shown on the plan hereinafter referred to, said Lot A being land now or formerly of North Shore Gas Company;

      thence running N. 28(degree) E., a distance of 275.68 feet to a point;

      thence running N. 63(degree) 29' 44" W., a distance of 41.11 feet to a point;

      thence running N. 26(degree) 30' 16" E., a distance of 144.94 feet to a point;

      thence running N. 63(degree) 29' 44" W., a distance of 100 feet to a point;

      thence running N. 26(degree) 30' 16" E., a distance of 68.68 feet to a point in the northerly side or edge of a masonry sea wall at the flats of Beverly Harbor--said last five courses and distances being by said Lot A on said plan;

      thence running S. 62(degree) 57' 05" E., a distance of 51.81 feet to a drill hole;

      thence running N. 54(degree) 09' 43" E., a distance of 63.25 feet to a point;

      thence running S. 71(degree) 20' 37" E., a distance of 206.42 feet to a point;

      thence running N. 66(degree) 06' 14" E., a distance of 450 feet to a corner of masonry sea walls at said Beverly Harbor--said last four courses and distances being along the northerly side or edge of said masonry sea wall by said flats of Beverly Harbor (which flats are hereinafter excluded from this conveyance);

      thence running S. 22(degree) 56' 58" E. by the easterly side or edge of a masonry sea wall, 159.73 feet to a corner of masonry sea walls;

      thence running S. 48(degree) 09' 33" W. by the southerly side or edge of a masonry sea wall, a distance of 400 feet to the end of said wall;

      thence running in a general southwesterly direction by various courses, a total distance of 450 feet more or less to a point at said land now or formerly of New England Power Company-- said last three courses and distances being by said Beverly Harbor and Collins Cove and the flats thereof (which flats are hereinafter included in this conveyance);

      thence running N. 61(degree) 00' 00" W. by said land now or formerly of New England Power Company, 384 feet more or less to the point of beginning.

      Containing 7.787 acres of land more or less and being Lot B on a plan entitled: "PLAN OF LAND IN SALEM PREPARED FOR NORTH SHORE GAS COMPANY SCALE:
1"-100' OCT. 5, 1970 ESSEX SURVEY SERVICE INC. 47 FEDERAL STREET, SALEM", duly recorded with Essex South District Deeds in Plan Book 119, Plan 46.

      Together with that portion of the flats of Beverly Harbor and Collins Cove, to the extent of the Lessee's interest therein, which are located between a line delineated on said plan as "N. 67(degree) 03' 02" E. Flats Ownership Line" and the course hereinabove described as "N. 61(degree) W. by said land now or formerly of New England Power Company, a distance of 384 feet more or less" extended southeasterly to the low water mark of Collins Cove.

      Being the same premises conveyed to the Lessee by deed of Stephen V. Hughes, Jr. dated August 18, 1971. This conveyance is made together with the rights and easements appurtenant to said land and subject to the exceptions, reservations, covenants and agreements referred to in said deed. This conveyance is also made together with the benefit of and subject to all easements, exceptions, reservations, restrictions and agreements of record, if any, insofar as the same are now in force and applicable.

                                   SCHEDULE B
                          DESCRIPTION OF THE EQUIPMENT

                                 LYNN EQUIPMENT

      That certain One Million (1,000,000) MMBTU (12,180,000 gallon) metal liquefied natural gas storage tank and vaporization system located off Blossom Street in Lynn, Massachusetts, including, without limitation, any and all appliances, parts, instruments, appurtenances, valves, piping, connections and accessories and other equipment of whatever nature from time to time having been incorporated or installed in or attached to the aforesaid tank and vaporization system, excluding from the foregoing, all real estate and interests therein and all buildings and improvements thereon, including, without limitation, concrete foundations, piers and dykes and other fixtures which constitute part of the real estate on which the foregoing property is located.

                                 SALEM EQUIPMENT

      That certain One Million (1,000,000) MMBTU (12,180,000 gallon) metal liquefied natural gas storage tank and vaporization system located in Salem, Massachusetts, including, without limitation, any and all appliances, parts, instruments, appurtenances, valves, piping, connections and accessories and other equipment of whatever nature from time to time having been incorporated or installed in or attached to the aforesaid tank and vaporization system, excluding from the foregoing, all real estate and interests therein and all buildings and improvements thereon, including, without limitation, concrete foundations, piers and dykes and other fixtures which constitute part of the real estate on which the foregoing property is located.

                                   SCHEDULE C

                  DEFINITION AND APPLICATION OF TERMS "LESSOR'S
                        COST" AND "STIPULATED LOSS VALUE"

      The term "Lessor's Cost" shall mean (A) in the case of the Lynn Leased Property the sum of(i) $9,989,810 paid or payable to Air Products and Chemicals, Inc. as the manufacturer of the Lynn properties described in clauses (ii) and
(iii) of paragraph 1 of the Lease and located in Lynn, Massachusetts, on or before the beginning date of the term of this Lease and (ii) $710,190 in expenses incurred from time to time by Lessee in connection with the acquisition and construction of the Lynn Leased Property, and (B) in the case of the Salem Leased Property the sum of(i) $4,149,507 paid or payable to Pittsburgh-Des Moines Steel Company as the manufacturer of the Salem Leased Property, and (ii) $750,493 in expenses incurred from time to time by Lessee in connection with the requisition and construction of the Salem Leased Property.

      The term "Stipulated Loss Value" shall be calculated in accordance with Schedule C-i attached hereto. The Discount Rate used in calculating the attached Stipulated Loss Value Schedule is eight percent (8%).

                                  SCHEDULE C-1

                         STIPULATED LOSS VALUE SCHEDULE

      Date on which Stipulated Loss Value is paid:

    On or After        On or Before          Lynn               Salem
    -----------        ------------          ----               -----

                         4/30/99          $9,920,144         $8,899,031
                         -------

     4/30/99              7/1/99          $7,892,690         $7,080,269
     -------

      7/2/99              1/1/00          $7,886,840         $7,075,021
      1/2/00              7/1/00          $7,880,756         $7,069,563
      7/2/00              1/1/01          $7,874,429         $7,063,887
      1/2/01              7/1/01          $7,867,848         $7,057,984
      7/2/01              1/1/02          $7,861,005         $7,051,845
      1/2/02              7/1/02          $7,853,887         $7,045,460
      7/2/02              1/1/03          $7,733,856         $6,937,785
      1/2/03              7/1/03          $7,609,025         $6,825,802
      7/2/03              1/1/04          $7,479,200         $6,709,341
      1/2/04              7/1/04          $7,344,181         $6,588,220
      7/2/04              1/1/05          $7,203,763         $6,462,255
      1/2/05              7/1/05          $7,057,727         $6,331,252
      7/2/05              1/1/06          $6,905,850         $6,195,008
      1/2/06              7/1/06          $6,747,898         $6,053,314
      7/2/06              1/1/07          $6,583,628         $5,905,953
      1/2/07              7/1/07          $6,412,787         $5,752,697
      7/2/07              1/1/08          $6,235,112         $5,593,311
      1/2/08              7/1/08          $6,050,330         $5,427,550
      7/2/08              1/1/09          $5,858,157         $5,255,158
      1/2/09              7/1/09          $5,658,298         $5,075,870
      7/2/09              1/1/10          $5,450,443         $4,889,411
      1/2/10              7/1/10          $5,234,275         $4,695,494
      7/2/10              1/1/11          $5,009,460         $4,493,819
      1/2/11              7/1/11          $4,775,652         $4,284,078
      7/2/11              1/1/12          $4,532,492         $4,065,948
      1/2/12              7/1/12          $4,279,606         $3,839,092
      7/2/12              1/1/13          $4,016,604         $3,603,161
      1/2/13              7/1/13          $3,743,082         $3,357,794
      7/2/13              1/1/14          $3,458,619         $3,102,612
      1/2/14                              $3,162,778         $2,837,222

                                   SCHEDULE D


                                                          DISCLAIMER OF INTEREST

Industrial National Leasing Corporation
c/o Fleet Capital Corporation
50 Kennedy Plaza
Providence, Rhode Island 02903-2305

      Industrial National Leasing Corporation, a Massachusetts corporation ("INLC") is about to enter into an Amended and Restated Lease Agreement (the "Lease Agreement") with Boston Gas Company, a Massachusetts operation ("BGC"), pursuant to which INLC will lease the property described on Schedule A attached hereto (the "LNG Facilities") to BGC, the obligations of BGC under the Lease Agreement are to be secured by the LNG Facilities and any proceeds thereof (the "Proceeds" as that term is defined in Section 9-306(1) of the Uniform Commercial
Code) (the LNG Facilities and the Proceeds are collectively referred to herein as the "Collateral"). FCC is unwilling to enter into the Lease Agreement unless FCC has unencumbered title to or perfected first priority security interests in the Collateral, free and clear of the security interests, liens, charges or encumbrances of any other party. In reliance upon the existence of this Disclaimer of Interest (this "Disclaimer), FCC will enter into the Lease Agreement. By signing where indicated below, the undersigned creditor ("Creditog") agrees as follows:

      1. Disclaimer. Creditor disclaims any present or future security interest or any other right, title or interest in the Collateral. Creditor shall not, at any time, assert any interest in any of the Collateral. Creditor agrees that it will not take any action to bar, restrain or otherwise prevent FCC or any of its agents, successors or assigns, from inspecting, removing or taking possession of all or any portion of the Collateral. If Creditor is granted or otherwise obtains possession of, any right, title or interest in any of the Collateral, then Creditor shall promptly notify FCC and, in addition to any obligations or remedies imposed or provided under applicable law, Creditor shall hold such Collateral in trust for FCC and promptly turn over such Collateral upon FCCs written request therefor.

      2. Form of Obligations Irrelevant. This Disclaimer shall remain in full force and effect notwithstanding that FCC or Creditor terminates or modifies, by agreement or otherwise, any of their respective agreements with BGC.

      3. Further Assurances; Binding Agreement; Governing Law. Creditor will, upon the request and at the expense of FCC, execute and deliver to FCC such further and additional documents as FCC may reasonably deem necessary or desirable to effect the disclaimer of interest in the Collateral contemplated hereby, including but not limited to appropriate UCC filings and releases in all jurisdictions in which Creditor may have perfected security interests in all or any portion of the

Collateral. This Disclaimer shall be binding upon, and inure to the benefit of, the successors and assigns of FCC and Creditor. This Disclaimer shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to its principles of conflict of laws.

                                   CREDITOR:

                                   _____________________________________

                                   By:    ______________________________

                                   Name:  ______________________________

                                   Title: ______________________________

                                   Date:  ______________________________